Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

Rush Enterprises, Inc. (the “Company”) and W. Marvin Rush (“Marvin Rush”) agree as follows:

1.     Retirement; Chairman Emeritus Position. Subject to the other terms and conditions of this Agreement, Marvin Rush desires to retire from the Company, and the Company desires to accept such retirement. Marvin Rush’s retirement date and last day of employment and service as an executive officer of the Company, and as an employee and/or director of all subsidiaries and affiliates of the Company, is May 20, 2013 (the “Retirement-Transition Date”). As of the Retirement-Transition Date, the Board of Directors of the Company (the “Board”) will give Marvin Rush the newly created honorary title of “Chairman Emeritus.” As Chairman Emeritus, Marvin Rush will serve at the pleasure of the Board and will not be entitled to receive any retainer or other compensation for his services to the Board as Chairman Emeritus; provided, however, for so long as Marvin Rush serves as a director of the Company, he will be entitled to receive compensation that is commensurate with that received by the Company’s other non-management directors, as such compensation may be adjusted from time to time; provided further that for the remainder of 2013 Marvin Rush will only be entitled to the following director compensation: (i) a pro rata retainer for the period June 1, 2013 to December 31, 2013 of $17,500, which amount will be paid by the Company to Marvin Rush in lump sum on June 1, 2013, (ii) the personal use of a new Company-owned vehicle (the value of which may not exceed $75,000) or, alternatively, at Marvin Rush’s election, a $1,500 monthly car allowance, and (iii) automobile insurance under the Company’s fleet insurance policy for the Company-owned automobile used by Marvin Rush or the automobile Marvin Rush uses in place of a Company-owned vehicle. For the avoidance of doubt, Marvin Rush will not be entitled to any stock awards for his service on the Board for the remainder of 2013.

2.     Retirement-Transition Consideration. In consideration for Marvin Rush signing this Retirement and Transition Agreement (this “Agreement”) and complying with the promises made herein, the Company will provide the following payments and benefits:

a.     Retirement Pay. Marvin Rush will be entitled to cash severance of Eight Million Dollars and no/100 cents ($8,000,000.00) (the “Retirement Pay”). The Retirement Pay will be paid to Marvin Rush by the Company as follows: (i) a payment of $7,200,000 on June 1, 2013 and (ii) the remaining balance of the Retirement Pay will be paid in four equal installments of $200,000 on each of June 1, 2014, June 1, 2015, June 1, 2016 and June 1, 2017. In the event of Marvin Rush’s death prior to June 1, 2017, (1) the Company will remit any remaining unpaid Retirement Pay payments as they become due to Marvin Rush’s estate or other beneficiary he has during his lifetime directed the Company in writing to pay such payments, or otherwise directed by the appropriate probate court upon evidence reasonably satisfactory to the Company as to the proper party to receive such payments, and (2) all other payments and benefits provided for in this Agreement will terminate without any further consideration being paid to Marvin Rush or his estate, beneficiaries, heirs, or legal representatives.

b.     Health Insurance. Marvin Rush may elect to continue participating in the group health plan sponsored by the Company at the same benefit levels as are available for executive level employees, including spousal and dependent coverage, at the Company’s expense until the earlier of (i) forty-eight (48) months following the Retirement-Transition Date, or, if such coverage cannot be provided by the group health plan sponsored by the Company or under applicable law, the Company will reimburse Marvin Rush and/or any spouse or dependents that elects COBRA coverage under the Company’s group health plan for the full amount of any COBRA premiums paid during the 48-month period, subject to the rules regarding such reimbursements under Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (“Section 409A”) or (ii) Marvin Rush’s death. This continuation coverage shall be in lieu of coverage under COBRA.

c.     Company Aircraft. For a period of four (4) years following the Retirement-Transition Date, Marvin Rush will be permitted to use (at no cost to Marvin Rush, other than any income tax obligations as set forth below) the Company’s owned or leased aircraft for personal travel for up to sixty (60) hours per year (determined based on the anniversary of the Retirement-Transition Date), provided that the request for use of the aircraft is made reasonably in advance and subject to the Company’s reasonable discretion based on the Company’s anticipated aircraft needs. Up to fifteen (15) unused hours per year (determined based on the anniversary of the Retirement-Transition Date) may be rolled over to the next year; provided that all hours must be used prior to the expiration of the four-year anniversary of the Retirement-Transition Date. For the avoidance of doubt, under no circumstances may Marvin Rush use the Company’s owned or leased aircraft for personal travel more than seventy-five (75) hours in any year (determined based on the anniversary of the Retirement-Transition Date). Marvin Rush’s use of the Company’s owned or leased aircraft will be subject to reasonable rules of use adopted by the Company from time to time during such period generally applicable to the Company’s executive officers. If during such four-year period the Company no longer owns or leases any aircraft, Marvin Rush’s rights, and the Company’s obligations, under this paragraph will terminate without any further consideration being paid to Marvin Rush. Marvin Rush will not be charged for the air travel benefits provided to him pursuant to this paragraph, but Marvin Rush hereby agrees and understands that such benefits may be taxable to him and that any such taxes will be his personal obligation.

d.     Company Ranch. For a period of four (4) years following the Retirement-Transition Date, Marvin Rush will be permitted to use the Company’s ranch for personal use for up to fifteen (15) days per year (determined based on the anniversary of the Retirement-Transition Date), on a basis consistent with prior practices of Marvin Rush and the Company concerning his use of the ranch, provided that the ranch is available for use as requested, such availability not to be unreasonably restricted. Marvin Rush’s use of the Company’s ranch will be subject to reasonable rules of use adopted by the Company from time to time during such period generally applicable to the Company’s executive officers. If during such four-year period the Company no longer owns a ranch, Marvin Rush’s rights, and the Company’s obligations, under this paragraph will terminate without any further consideration being paid to Marvin Rush. Marvin Rush will not be charged for the use of the Company’s ranch provided to him pursuant to this paragraph, but Marvin Rush hereby agrees and understands that such benefits may be taxable to him and that any such taxes will be his personal obligation.

e.     Life Insurance Policies. For a period of four (4) years following the Retirement-Transition Date, the Company will continue to pay the premiums on Marvin Rush’s term life insurance policies that are maintained through NADA Insurance, Account Number 41024.

f.     Certain Personnel. For a period of four (4) years following the Retirement-Transition Date, certain employees of the Company who currently perform personal services exclusively for Marvin Rush (or any replacements for such employees) may continue to perform such services, but all costs related to these employees and their replacements (including, without limitation, (i) salaries, (ii) employment taxes, (iii) health insurance premiums, and (iv) claims, costs and out-of-pockets expenses incurred under the Company’s medical and worker’s compensation self-insurance program) will be reimbursed by Marvin Rush to the Company on a monthly basis.

g.     Equity Awards. Effective as of the Effective Date, the Company will vest all of Marvin Rush’s outstanding stock options, restricted stock awards, and restricted stock units (“RSUs”) that are unvested as of the Effective Date. Under the terms of various award agreements pursuant to which such options were granted, such options will remain exercisable following the Retirement-Transition Date for the respective periods specified in such award agreements. All shares payable upon settlement of the restricted stock awards and RSUs shall be delivered (including through a certificateless book-entry issuance) as soon as administratively practicable after the Effective Date, but in all cases, no later than thirty (30) days following the Effective Date. Unless, prior to the Effective Date, Marvin Rush delivers a check to the Company sufficient to satisfy required tax withholding, the Company shall withhold and sell a number of shares having a market value equal to the minimum amount of taxes required to be withheld.

h.     Certain Property. Marvin Rush may retain the security, telecommunications and computer equipment (collectively, the “Equipment”) at Marvin Rush’s personal residence; and so long as Marvin Rush serves on the Board, the Company agrees that any expenses, costs, charges or other amounts related to the maintenance, repair, continued service, or replacement of the Equipment will be paid by the Company.

i.     Office Space and Administrative Support. For a period of four (4) years following the Retirement-Transition Date, the Company will provide Marvin Rush (i) a comparable office located at 555 IH-35 South, New Braunfels, Texas 78130 and (ii) use of an administrative assistant, who will provide Marvin Rush support consistent with his current level of needs.

All of the remuneration described above in this Section 2 will be subject to lawful deductions and withholding for taxes and benefits. Notwithstanding any other provision in this Agreement to the contrary, the payments and benefits set forth in this Section 2 are also expressly conditioned upon Marvin Rush’s continuing compliance with the covenants set forth in this Agreement, including, without limitation, Section 8 below and Exhibit A hereto.

It is agreed and understood by the parties that following the Retirement-Transition Date, Marvin Rush will not be entitled to any compensation, severance, benefits, perquisites, or other payments other than (i) those payments and benefits as set forth in Section 1 and Section 2 above and (ii) any vested benefits under the Company’s 401(k) Plan.

3.     Execution of this Agreement. Marvin Rush understands and agrees that he will not receive the payments and/or benefits specified in Section 2 above unless (a) he executes this Agreement, (b) this Agreement becomes effective pursuant to Section 5 below, and (c) he fulfills all of his promises contained in this Agreement (including Exhibit A hereto). Marvin Rush acknowledges and agrees that (i) the payments described above are in full satisfaction of all amounts payable to Marvin Rush, (ii) Marvin Rush is entitled to no other severance payments, benefits or amounts under any other employment or severance plan, agreement or arrangement, or otherwise, including, without limitation, the Rush Enterprises, Inc. Executive Transition Plan (the “Executive Transition Plan”), and (iii) Marvin Rush’s participation in each such plan, agreement or arrangement is terminated with no further rights with respect thereto. Notwithstanding anything in this Section 3 to the contrary, Marvin Rush is entitled to any vested benefits under the Company’s 401(k) Plan. Marvin Rush further acknowledges that the payments described in Section 2 above are not required by the Company policies and procedures and constitute value to which Marvin Rush is not already entitled.

4.     Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, Marvin Rush is advised to consult with an attorney before agreeing to the terms set forth herein. Marvin Rush has twenty-one (21) days from May 10, 2013 within which to consider this Agreement, and Marvin Rush may take as much of that time as Marvin Rush wishes before signing. If Marvin Rush decides to accept the benefits offered herein, Marvin Rush must sign this Agreement on or before the expiration of the 21-day period and return it promptly to the attention of Derrek Weaver at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Facsimile: (830) 626-5307. Marvin Rush and the Company agree that any changes negotiated by the parties shall not re-start the consideration period.

5.     Revocation. Marvin Rush may revoke this Agreement for a period of seven (7) calendar days following the day that Marvin Rush signs this Agreement. If Marvin Rush decides to revoke this Agreement, Marvin Rush must deliver to the Company (at the addressed set forth above in Section 4) a signed notice of revocation stating Marvin Rush’s intention to revoke the Agreement on or before the last day of this seven-day period. No rights or obligations contained in this Agreement shall become enforceable before the end of the seven-day revocation period. Upon delivery of a timely notice of revocation to the Company, this Agreement shall be canceled and void, and neither Marvin Rush nor the Company shall have any rights or obligations arising under it. This Agreement shall become effective on the eighth (8th) day after it is signed (the “Effective Date”) if it has not been timely revoked by Marvin Rush as described above. No payments under Section 2 shall be payable prior to the Effective Date. Any payments that become due and would have been paid between Marvin Rush’s Retirement-Transition Date and the Effective Date shall be paid on the first normal payroll date after the Effective Date.

6.     General Release of Claims.

a.     In consideration of this arrangement stated above, Marvin Rush releases and waives all claims for loss, damage or injury arising from or relating to the following (each, a “Claim”): (i) the employment of Marvin Rush by the Company including the cessation of employment, (ii) employment discrimination in violation of the Age Discrimination in Employment Act, (iii) employment discrimination in violation of Title VII of the Civil Rights Act of 1964, (iv) other violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws, (v) retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law, (vi) failure to act in good faith and deal fairly, (vii) injuries, illness or disabilities, (viii) exposure to toxic or hazardous materials, (ix) stress, anxiety or mental anguish, (x) discrimination on the basis of sex, race, religion, national origin or another basis, (xi) sexual harassment, (xii) defamation, (xiii) breach of an expressed or implied employment contract, (xiv) compensation or reimbursement, (xv) unfair employment practices, and (xvi) any act or omission by or on behalf of the Company.

b.     The Claims released and waived by Marvin Rush are those arising before the Effective Date, whether known, suspected, unknown or unsuspected, and include: (i) those for reinstatement, (ii) those for actual, consequential, punitive or special damages, (iii) those for attorneys’ fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims, and (iv) those against the Company and/or the Company’s subsidiaries, affiliates, employees, officers, directors, agents and contractors.

c.     Marvin Rush does not release or waive (i) any rights that may not by law be waived, (ii) Marvin Rush’s right to recovery under health, life or disability policies covering Marvin Rush, or (iii) the right to recovery for breach of this Agreement by the Company.

d.     Marvin Rush agrees to not sue the Company for any released Claim.

7.     Indemnification and Professional Insurance. Marvin Rush is entitled to indemnification against all losses and expenses (including reasonable attorneys’ fees and expenses) in connection with any claim arising out of or related to his services as an employee, officer or director (including Chairman Emeritus) of the Company and its subsidiaries to the fullest extent of coverage permitted any employee or officer under the terms of the Company’s Amended and Restated Bylaws, the Company’s Restated Articles of Incorporation, the Company’s insurance plan contracts (including both Directors and Officers insurance coverage) and his indemnification agreement with the Company. During his term as Chairman Emeritus, or other service on the Board, the Company will include Marvin Rush under its Directors and Officers insurance coverage.

8.     Restrictive Covenants.

a.     In consideration of this arrangement stated above, which is agreed to be in substitution for consideration described in the Executive Transition Plan and provided to Marvin Rush at his retirement even though not otherwise required under the Executive Transition Plan, Marvin Rush agrees to continue to abide by the confidentiality and post-employment restrictive convents set forth in, and for the duration thereof as is set forth in, Exhibit A of this Agreement, which are the same confidentiality and post-employment restrictive convents that were set forth on Exhibit B of said Executive Transition Plan. The consideration received in connection with Marvin Rush’s participation in the Executive Transition Plan in the past and under this Agreement are acknowledged to be for the purpose of protecting and furthering the goodwill of the Company, including, but not limited to, Secret and Confidential Information. For purposes of Exhibit A, the terms (i) “Participant” as used therein shall mean Marvin Rush, (ii) “Plan” as used therein shall mean this Agreement, and (iii) “Deemed Severance Period” as used therein shall mean forty-eight (48) months following the Retirement-Transition Date.

b.     The Company and Marvin Rush both acknowledge that it is intended that, to the extent any restriction in this Agreement, including this Section 8 and Exhibit A hereto, is found to be overbroad, a court may modify it and enforce it to the fullest extent allowed by law.

9.     Injunctive Relief. Marvin Rush acknowledges that he has rendered services to the Company that are of a special and unusual character and that have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Marvin Rush further acknowledges that any breach of the terms of this Agreement, including, without limitation, Section 8 above and Exhibit A hereto, would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Marvin Rush therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Marvin Rush, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Marvin Rush against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Marvin Rush’s agreement under this Section 9, Section 8 above, and Exhibit A hereto.

10.     Public Filings and Publicity. The Company shall make such filings with the Securities and Exchange Commission as shall be required by law, and shall issue a press release announcing Marvin Rush’s retirement and transition to his new role as Chairman Emeritus. The form of such filings and any press releases shall be determined by the Company in its reasonable discretion, but the Company will consult with Marvin Rush and share any applicable filings or releases related to the announcement of his retirement with him prior to their filing or release.

11.     Governing Law and Interpretation. This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provision. In the event Marvin Rush breaches any provision of this Agreement, Marvin Rush and the Company affirm that the Company may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding Section 8 above and Exhibit A hereto, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12.     No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

13.     Amendment. This Agreement may not be modified, altered or changed except upon express written consent of Marvin Rush and the Company.

14.     Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between Marvin Rush and the Company. Nothing in this Agreement shall be deemed to give Marvin Rush the right to be retained in the employ or other service of the Company.

15.     Section 409A.

a.     In order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (“Section 409A”), the provisions of this Section 15 will in all cases govern over any contrary or conflicting provision in this Agreement.

b.     It is the intent of this Agreement to comply with the requirements of Section 409A. This Agreement and any ambiguities in this Agreement will be interpreted and administered to comply with these requirements. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Marvin Rush acknowledges that the Company does not guarantee any particular tax treatment and that he is solely responsible for any taxes owed as a result of payments made pursuant to this Agreement.

c.     Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided to Marvin Rush under Section 2 is taxable, unless stated otherwise (i) reimbursements and in-kind benefits will be provided only for the periods expressly provided in Section 2, (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, (iii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

d.     With respect to payments payable under Section 2, each payment that may be subject to Section 409A is considered a separate payment within the meaning of the final regulations under Section 409A.

16.     Entire Agreement. This Agreement (including Exhibit A hereto) sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Marvin Rush and the Company agree that Exhibit A is incorporated by reference into and made a part of this Agreement for all purposes. Marvin Rush acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person or entity not a party hereto unless specifically provided otherwise herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

MARVIN RUSH HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. MARVIN RUSH AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO ITS TERMS AND CONDITIONS FREELY AND VOLUNTARILY.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, MARVIN RUSH FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, KNOWN OR UNKNOWN, THAT HE HAS AGAINST THE COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Retirement and Transition Agreement as of the date set forth below:

RUSH ENTERPRISES, INC.

By:	/s/ W. M. “Rusty” Rush
W. M. “Rusty” Rush
President and Chief Executive Officer

Date:	May 20, 2013

I have carefully read the above Retirement and Transition Agreement, understand the meaning and intent thereof, and voluntarily agree to its terms this 20th day of May, 2013.

/s/ W. Marvin Rush
W. Marvin Rush

EXHIBIT A

Confidentiality and Post-Employment Restrictive Covenants

This Exhibit A contains the confidentiality and post-employment restrictive covenants referenced in the Plan to which this Exhibit A is annexed. This Exhibit A is a part of and will be interpreted in accordance with and otherwise subject to the provisions of the Plan. The payments and benefits provided to a participating employee (a “Participant”) under the Plan are expressly conditioned upon continuing compliance with the covenants set forth herein and the provisions hereof.

1.     Access to Secret and Confidential Information. The Company has furnished and shall furnish to the Participant Secret and Confidential Information. “Secret and Confidential Information” includes, without limitation, the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Participant alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.

2.     Non-Disclosure of Secret and Confidential Information. In consideration of being admitted to the Plan and as a condition of receiving and retaining payments or benefits thereunder, the Participant shall not during the period of Participant’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.

3.     Duty to Return Company Documents and Property. Upon Participant’s retirement from the Company (including also from his service as Chairman Emeritus or other Board service), or other termination of his employment or Board service for any reason whatsoever, Participant shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Participant’s possession, whether prepared by Participant or others. If at any time after his retirement or other termination of employment, Participant determines that he has any Secret and Confidential Information in his possession or control, Participant shall immediately return to the Company all such Secret and Confidential Information in Participant’s possession or control, including all copies and portions thereof.

4.     Disclosure. While he or she is employed with the Company, Participant shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Participant may conceive or make, alone or with others, during Participant’s employment, whether or not during working hours, and which directly or indirectly:

(a)     relate to matters within the scope, field, duties or responsibility of Participant’s employment with the Company;

(b)     are based on the Participant’s knowledge of the actual or anticipated business or interest of the Company; or

(c)     are aided by the use of time, materials, facilities or information of the Company.

Participant assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Participant recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Participant alone or with others within one year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Participant had of proprietary information. Accordingly, Participant agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during Participant’s employment with the Company, unless and until the contrary is clearly established by the Participant.

5.     Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques that Participant may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his or her employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Participant shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Participant shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Participant acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Participant shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.

6.     Non-Solicitation and Non-Competition Restrictions. To protect Secret and Confidential Information, and in the event of Participant’s termination of employment for any reason whatsoever, whether by Participant or the Company, the Participant will be subject to the following restrictive covenants as a further condition of his or her participation in the Plan and entitlement to receive and retain any payments or benefits under the Plan.

(a)     Non-Competition. For so long as the Participant is employed by the Company and during the Deemed Severance Period applicable to such Participant, the Participant shall not, without the prior written consent of the Company:

(1)     personally engage in Competitive Activities (as defined below); or

(2)     work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities;

provided that the Participant’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is less than a controlling interest.

(b)     Competitive Activities. For purposes hereof, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which the Participant has responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within the Participant’s most recent 24 months of employment with the Company. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company. The Company understands that Participant currently owns (and may in the future own) interests in automobile dealerships and banks. Without limiting the generality of the foregoing, it is agreed that automobile dealerships (including such dealerships that sell Class 1 through Class 3 trucks, but not Class 4 through Class 8 trucks) and banking are not “Competitive Activities” within the meaning of this Exhibit A, and that Participant is free to engage in such activities.

(c)     Interference With Business Relations. For so long as the Participant is employed by the Company and during the Deemed Severance Period applicable to such Participant, the Participant shall not, without the prior written consent of the Company:

(1)     recruit, induce or solicit any employee or officer, directly or indirectly, of the Company for employment or for retention as a consultant or service provider;

(2)     hire or participate (with another person or entity) in the process of hiring (other than for the Company) any person who is then an employee or officer of the Company, or provide names or other information about any employees of the Company or an Affiliate to any person or entity, directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;

(3)     interfere, directly or indirectly, with the relationship of the Company or an Affiliate with any of its employees, agents, or representatives;

(4)     solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company, or (2) to divert any business of such customer or prospect from the Company; or

(5)     otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.

(d)     Deemed Severance Period. For purposes hereof, “Deemed Severance Period” means:

(1)     forty-eight (48) months, with respect to any Participant who is initially entitled to receive four (4) times the Participant’s current Base Salary pursuant to Section 5(d) or Section 6(d) of the Plan following such Participant’s separation from employment with Company;

(2)      twenty-four (24) months, with respect to any Participant who is entitled to receive two (2) times the Participant’s current Base Salary pursuant to Section 6(d) of the Plan following such Participant’s separation from employment with Company;

(3)     twelve (12) months, with respect to any Participant who is entitled to receive one (1) times the Participant’s current Base Salary pursuant to Section 5(d) of the Plan following such Participant’s separation from employment with Company; and

(4)     six (6) months, with respect to any Participant who is entitled to receive one-half (1/2) times the Participant’s current Base Salary pursuant to Section 5(d) or Section 6(d) of the Plan following such Participant’s separation from employment with Company.

7.     Reformation. If a court concludes that any time period or the geographic area specified in Section 6 above are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

8.     Tolling. If Participant violates any of the restrictions contained in Section 6, the restrictive period will be suspended and will not run in favor of Participant from the time of the commencement of any violation until the time when the Participant cures the violation to the Company’s satisfaction.

9.     Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in this Exhibit A shall be considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Participant of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in the Plan and/or the recovery of money damages, attorneys’ fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Plan, and the existence of any claim or cause of action by Participant against the Company, whether predicated on the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

10.     Severability. Should a court determine that any section, paragraph or sentence, or any portion of a section, paragraph or sentence of this Exhibit A is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the section, paragraph, sentence or any other provision of this Exhibit A. Further, it is intended that the court should construe the Plan and this Exhibit A by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

11.     Future Employment. If a Participant seeks or is offered employment by any other company, firm, or person during the Deemed Severance Period applicable to such Participant, the Participant shall provide a copy of this Exhibit A to the prospective employer before accepting employment with that prospective employer.

12.     Applicable Law. This Exhibit A and all rights hereunder shall be governed and in accordance with ERISA, and to the extent not preempted by federal law, with the laws of the State of Texas.